Exhibit 10.1

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Such information is identified with “[***]” where such information has been omitted.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of the date of last signature hereto (“Effective Date”), is made by and between Shuttle Pharmaceuticals Holdings, Inc. 1 Research Court, Rockville, MD 20850 (“Sponsor”), and The Regents of the University of California, on behalf of its San Francisco Campus, with offices at 490 Illinois St., 5th Floor, San Francisco, CA 94143 (“UCSF”). UCSF is acting on behalf of its employee, Dr. Robert Flavell.

WHEREAS, Sponsor has an ongoing interest in research conducted in the laboratory of Dr. Robert Flavell (“Principal Investigator”), in the area of 18F radiolabeling of ACUPA; and

WHEREAS, UCSF is uniquely qualified to conduct the proposed research and the research is within UCSF’s mission and it is in the mutual interest of Sponsor and UCSF that research be conducted on a project entitled “Investigation of 18F-fluorodeboronation method for PSMA targeting ligand radiolabeling and evaluation in prostate cancer models” (“Research Program”).

NOW, THEREFORE, UCSF and Sponsor hereby agree to the following terms and conditions in this Agreement:

1.	SCOPE/SCHEDULE

The Research Program shall be conducted at UCSF in accordance with the scope of work attached hereto as “Exhibit A” and incorporated by reference herein.

2.	PAYMENT

Sponsor shall pay UCSF the amounts set forth in Exhibit B (“Budget”), incorporated herein, to cover all direct and indirect costs of the Research Program.

3.	PRINCIPAL INVESTIGATOR AND PERSONNEL

For the purpose of this Agreement and pursuant to UCSF policy, Principal Investigator shall be responsible for the administration, direction, and content of the Research Program, including budgeting and revisions to the Budget necessary to accomplish the Research Program. Should the Principal Investigator leave UCSF or otherwise become unavailable during the term of this Agreement, UCSF may nominate a replacement.

Except as otherwise agreed, if it is further understood that UCSF and the personnel performing the Research Program may be or become involved in other activities and projects which entail commitments to other sponsors. UCSF and the personnel performing the Research Program will each use their best efforts to avoid conflicts with the terms and obligations of this Agreement. Nothing in this Agreement shall be construed to limit the freedom of UCSF, or their researchers who are not participants under this Agreement, from engaging in similar research made under other agreements with other parties than the Sponsor.

4.	CONFIDENTIALITY

“Confidential Information” shall mean proprietary and confidential information communicated by one party to the other in writing, marked as “Confidential” or, in the case of oral disclosures, identified at the time of such oral disclosure as confidential, and reduced to writing and identified as “Confidential” within thirty (30) days of disclosure. The receiving party shall use reasonable efforts not to disclose the disclosing party’s Confidential Information to anyone except those working under the supervision of the Principal Investigator for the purposes of the Research Program. The receiving party will use the Confidential Information only in the conduct of the Research Program and evaluation of its results. The obligations of confidentiality set forth herein shall remain in effect for a period of five (5) years from the Effective Date. The receiving party shall have no obligations under this paragraph with respect to information which:

a.	was known to it prior to receipt hereunder, as demonstrated by written records;

b.	at the time of disclosure was generally available to public, or which after disclosure becomes generally available to the public through no fault attributable to receiving party;
c.	is hereafter made available to receiving party for use or disclosure by disclosing party from any third party having a right to do so;
d.	is required to be disclosed by law, governmental rule or regulation or order of a court with competent jurisdiction; or
e.	is independently developed by receiving party without reference to the Confidential Information.

This section is not intended to limit any publication rights of either party.

5.	PUBLICATION

Either party, consistent with academic standards, may publish or present the Data, provided such publication or presentation does not disclose the other party’s Confidential Information. The parties agree that any publication or presentation of Data shall appropriately cite the contributions of both parties, using customary standards of scientific attribution. Each party shall provide the other party with such publication or presentation thirty (30) days prior to submission for presentation or publication to permit protection of any Confidential Information and/or patent rights. Sponsor further agrees that UCSF shall have the first right to publish any results of the Research Program, pursuant to the terms of this Article 5.

Neither party will use the name of the other party or its employees in any advertisement, press release, or other publicity without prior written approval of the other party. Sponsor understands that the California Education Code section 92000 provides that the name “University of California” is the property of the State and that no person shall use that name without permission of The Regents of the University of California. Such permission may be granted by the Chancellor or his designee.

6.	RIGHTS IN DATA

UCSF shall, in accordance with established UCSF practice, keep complete and accurate records of the work performed under this Agreement. UCSF shall provide Sponsor with periodic reports, as mutually agreed to by the parties, and a comprehensive final report within ninety (90) days after termination of this Agreement (“Data”).

During the course of the Research Program, Sponsor’s representatives may consult informally with the Principal Investigator at his or her discretion and convenience regarding the Research Program.

UCSF shall own all Data. Subject to the provisions of Articles 4 and 5, Sponsor shall have the right to use Data for research and development purposes only. Pursuant to Article 5, Sponsor also shall have the right to publish or otherwise publicly disclose Data upon the written consent of UCSF, which consent shall not be unreasonably withheld.

7.	INTELLECTUAL PROPERTY

Sponsor has exclusive license to the intellectual property underlying this research entitled “Boron containing PSMA ligand for use in the treatment of cancers” (US 63/559,606) and Sponsor has independently submitted a provisional patent application to protect this intellectual property. UCSF agrees to communicate in writing and in confidence to Sponsor all new patentable inventions which are conceived and reduced to practice by UCSF, in the performance of the Research Program (“Inventions”). Inventorship of Inventions will be determined in accordance to U.S. patent law. Ownership of such Inventions shall vest in the party to whom the inventor has an obligation of assignment.

To the extent UCSF is legally able to do so and subject to UCSF’s obligation to the U.S. government, UCSF shall grant Sponsor (a) a non-exclusive royalty free license for internal research purposes to all of UCSF’s interest to Inventions that are claimed in a patent application filed to cover such Inventions and (b) a time limited first option to negotiate a royalty-bearing license to all of UCSF’s interest to Inventions that are claimed in a patent application filed to cover such Inventions. Sponsor shall advise UCSF within sixty (60) days of disclosure to Sponsor whether or not it wishes to secure a commercial license (“Election Period”). Sponsor shall have ninety (90) days from the date of election to conclude a license or option agreement with UCSF (“Negotiation Period”). If such agreement is not concluded in said period, UCSF shall have no further obligations to Sponsor. UCSF shall have the right, but not the obligation, to file patent applications on Inventions solely owned by UCSF. In the event that it is necessary in the opinion of UCSF to file any patent applications to protect an Invention during the Election Period and/or Negotiation Period, and at the request of Sponsor, UCSF will file such application provided that Sponsor will reimburse patent costs incurred by UCSF during such periods.

Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise any license under any patents, patent applications, or other proprietary interests to any other invention, discovery, or improvement of either party.

8.	EXCHANGE OF MATERIALS

All materials, including progeny and unmodified derivatives, exchanged pursuant to this Agreement shall remain the property of the providing party and shall be used solely for the purposes of the Research Program. Upon termination of this Agreement, the unused portions of such materials will be returned to the providing party or will be disposed of as directed by the providing party in writing.

9.	SUPPLIES AND EQUIPMENT

In the event that UCSF purchases supplies or equipment under the Budget for the Research Program, title to such supplies and equipment shall vest in UCSF.

10.	INDEMNIFICATION

To the extent allowable under applicable laws, UCSF agrees to indemnify, defend and hold harmless Sponsor and its trustees, officers, staff, representatives and agents against all damages, expenses, claims, demands, suits, or other actions arising from UCSF’s conduct of the Research Program, but only in proportion to and to the extent such are caused by or result from the negligent or intentional acts or omissions of UCSF, its officers, agents or employees.

To the extent allowable under applicable laws, Sponsor agrees to indemnify, defend and hold harmless UCSF and its trustees, officers, staff, representatives and agents against all damages, expenses, claims, demands, suits, or other actions arising from the Sponsor’s use of the Data or Inventions, but only in proportion to and to the extent such are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers, agents or employees.

11.	NOTICE

Except for the remittance of payments which are governed by Exhibit B, whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received, if delivered by courier on a business day, on the day delivered, or on the second business day following mailing, if sent by first-class certified or registered mail, postage prepaid, to the following addresses:

UCSF:	University of California, San Francisco
Industry Contract Division
490 Illinois St., 5th Floor, San Francisco, CA 94143
(If using via overnight mail, please use zip 94118.)

With a copy to Principal Investigator: Dr. Robert Flavell 185 Berry Street Bldg B, 337
San Francisco, CA 94158
robert.flavell@ucsf.edu

Sponsor:	Shuttle Pharmaceuticals Holdings, Inc.
One Research Court, Suite 450
Rockville, MD 20850
Attention: Anatoly Dritschilo, MD, CEO
anatoly.dritschilo@shuttlepharma.org

12.	TERM AND TERMINATION

This Agreement shall be effective for a period of one (1) year following the Effective Date, and may be extended by written mutual consent of the parties.

This Agreement may be terminated by UCSF or Sponsor at any time upon the giving of thirty (30) days’ prior written notice to the other if either party determines, in its discretion, that the Research Program is no longer academically, technically, or commercially feasible.

In the event that either party shall be in default of any of its obligations under this Agreement and shall fail to remedy such default within thirty (30) days after written notice thereof, the party not in default shall have the option of terminating this Agreement by giving written notice of termination with an immediate effect to the defaulting party.

Termination of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. Furthermore, Sponsor agrees to reimburse UCSF for any non-cancelable obligations incurred by UCSF prior to termination in accordance with the Research Program.

Upon termination or expiration of this Agreement, any provisions herein which are intended to continue and survive such termination or expiration (including without limitation, Sections 4, 5, 6, 7, 10, 13, and 18) shall survive any expiration or termination of this Agreement.

13.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California, without regard to the conflict of law principles thereof.

14.	ASSIGNMENT

Neither party will assign its rights or duties under this Agreement to another without the prior express written consent of the other party; provided, however, that Sponsor may assign this Agreement to a successor in ownership of all or substantially all its business assets in the field to which this Agreement relates. Such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment will be null and void.

15.	ENTIRE AGREEMENT

This Agreement, together with any attachments hereto, represents the entire understanding of the Parties and supersedes any prior or contemporaneous agreements or understandings between Principal Investigator and/or UCSF with Sponsor with respect to the subject matter hereof. Furthermore, no modification, supplement, or new agreement may be executed, prior to the expiration of this Agreement, between Principal Investigator and/or UCSF with Sponsor with respect to the subject matter hereof, without formal written amendment to this Agreement, signed by all Parties.

16.	INDEPENDENT CONTRACTOR

The relationship of Sponsor and UCSF is that of independent contractors, and neither party shall hold itself out to third parties as purporting to act on behalf of, or serving as agent of, the other party.

17.	SEVERABILITY

If any one or more of the provisions contained in this Agreement shall be held invalid, illegal, or unenforceable for any reason or in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such provision had never been contained herein.

18.	FORCE MAJEURE

The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, terrorism, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lock-outs or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties’ respective obligations hereunder shall resume.

19.	COUNTERPARTS

This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of this Agreement by facsimile or a .pdf data file or other scanned executed counterpart by email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Each duplicate and counterpart shall be equally admissible in evidence, and each shall fully bind each party who has executed it. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties agree they will have no rights to challenge the use or authenticity of this document based solely on the absence of an original signature.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first set forth above.

Agreed and Accepted By:

Shuttle Pharmaceuticals Holdings, inc. (“SPONSOR”):

By:	/s/ Anatoly Dritschilo

Name:	Anatoly Dritschilo, MD, FACR

Title:	CEO

Date:	12/16/2024

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“UCSF”):

By:	/s/ Eileen Han

Name:	Eileen Han

Title:	Industry Contracts Manager

Date:	12/12/2024

Read and Acknowledged By:

/s/ Robert Flavell
Dr. Robert Flavell

EXHIBIT A

RESEARCH PROGRAM

SPECIFIC AIMS

Prostate-specific membrane antigen (PSMA) is a transmembrane glycoprotein highly expressed on the surface of prostate cancer (PCa) cells, particularly in advanced, metastatic, and castration-resistant prostate cancer. It’s expression is minimal in most normal tissues, making it an attractive target for diagnostic imaging and targeted therapies. Consequently, various methods have been explored to radiolabel the precursor 2-(3-((S)-5-amino-1-carboxypentyl)ureido)pentanedioic acid (ACUPA), a specific PSMA ligand, to produce probes for PCa imaging and therapy. For example, 68Ga-PSMA-11 is widely used in PET imaging to detect primary and metastatic PCa with high sensitivity and specificity. However, fluorine-18, with its low-energy (511 keV) radiation, high-resolution imaging capabilities, and relatively long half-life (109.7 minutes), offers distinct advantages as a non-metallic radionuclide by minimizing disturbances to the structure and properties of biomolecular targets. A successful example includes 18F-PSMA-1007. Therefore, this proposal aims to develop rapid and efficient methods for 18F radiolabeling of ACUPA under mild conditions. This method utilizes 18F-fluorodeboronation of the aryl pinacol boronic ester of the ACUPA precursor to produce the probe as [18F]3-fluophenylamide conjugated ACUPA ([18F]FPA-ACUPA). We will then investigate the probe’s cellular binding behavior and conduct in vivo PET imaging with various PCa phenotypes to validate its potential for future clinical applications through following Specific Aims and related experiments.

Specific Aim 1: Develop Radiosynthetic Methods for Producing [18F]FPA-ACUPA Probe

(a)	Synthesis and Characterization of the non-radioactive FPA-ACUPA compound. Obtain the non-radioactive reference compound FPA-ACUPA. Determine analytical and semi-preparative HPLC conditions for FPA-ACUPA to facilitate the purification of [18F]FPA-ACUPA. Establish a standard curve of concentration versus UV peak intensity using analytical HPLC for subsequent specific activity calculations.

(b)	Radiosynthesis and Characterization of [18F]FPA-ACUPA. Conduct a copper (Cu(OTf)2(pyr)4) mediated 18F- fluorodeboronation of the phenyl pinacol boronic ester of the precursor. Purify the product using semi- preparative HPLC, followed by azeotropic drying, and reformation in PBS. Confirm the identity of [18F]FPA- ACUPA by co-injecting it with the non-radioactive reference FPA-ACUPA into a UV/Radio dual-channel analytical HPLC.

Specific Aim 2: Investigate Cellular Binding Properties of [18F]FPA-ACUPA in PCa Cell Lines.

(a)	Selection and Preparation of Prostate Cancer Cell Lines. Culture and maintain various prostate cancer cell lines, including cell line-derived xenograft (CDX) models, such as PC3-PiP (PSMA positive), PC3-Flu (PSMA negative), LNCaP, and 22Rv1, and patient-derived xenograft (PDX) models, such as LTL- 331, LTL-484.

(b)	Investigation of Cellular Uptake and Binding Affinity of the Probe. Incubate each cell line with the probe (1 μM) across varying time points and measure the cellular uptake radioactivity using a Hidex γ-counter to identify the optimal incubation time. At this time, incubate cells with varying probe concentrations to quantify uptake and determine the binding affinity (Kd). Validate binding specificity with blocking assays using FPA-ACUPA.

Specific Aim 3: Investigate the Diagnostic Potential of the Probe Across Various PCa Phenotypes.

(a)	Establishment of Subcutaneous Mouse Models. Prepare the PCa subcutaneous mouse model by implanting one of the cells, PC3-PiP, LNCaP, 22Rv1, LTL-331, LTL-484, or PC-3-Flu (n = 5 per model)

(b)	Conduction of PET imaging and ex vivo Distribution Assay. Administer the probe (~150 μCi) intravenously into the mice and start a dynamic PET scan, followed by static scans. Conduct standard 68Ga-PSMA-11 PET for the control study. Validate in vivo results through ex vivo tissue analysis, including biodistribution with a Hidex 𝛾-counter and autoradiography.

(c)	Statistical Analysis. All experiments are performed with a minimum of five samples. Quantitative data were presented as the mean ± SD. Assessed Mean values were compared using one-way analysis of variance (ANOVA) and student’s t test in GraphPad Prism 9. P values of < 0.05 were considered statistically significant.

EXHIBIT B

BUDGET

Within thirty (30) days after the execution of this Agreement, Sponsor will pay to UCSF the initial payment of $233,286.00 and the final payment of $58,321.00 within 30 days of receipt of the final report, in accordance with the attached budget below.

UCSF Budget

PI	Robert Flavell, MD, Ph.D

Project Title	Investigation of 18F-fluorodeboronation method for PSMA targeting ligand radiolabeling and evaluation in prostate cancer models

Project Period	12/1/2024 - 12/31/2025

Project Personnel

Name	Role	Total Salary
Robert Flavell	Principal Investigator	$	[***]
Changhua Mu	Assistant Researcher	$	[***]
Ummam Ali	Assistant Specialist	$	[***]
	Personnel Costs Subtotal	$	[***]

Other Costs

Material and Supplies	$	[***]
Culture and maintenance of PCa Cell Lines	$	[***]
PCa Subcutaneous Mouse Models Preparation	$	[***]
Bioimaging/	$	[***]
UCSF Data Network charge	$	[***]
Other Costs Subtotal	$	[***]

Total Direct Costs	$	[***]
Indirect Cost	$	[***]
Total Cost	$	[***]

Make Checks payable to:

The Regents of the University of California, San Francisco Campus

Send payments to:

[***]

Our bank address (for ACHs):

[***]

When remitting funds to UCSF, the following information must be included

1.	On the EDI report or check, please include:

a.	Proposal #: P0581824
b.	PI name: Dr. Robert Flavell.
c.	Award Title: Investigation of 18F-fluorodeboronation method for PSMA targeting ligand radiolabeling and evaluation in prostate cancer models
d.	If there is break down of payments, please provide the details.

Page 9 of 9